Exhibit 10.8

PARTIAL WAIVER AGREEMENT

THIS PARTIAL WAIVER AGREEMENT (this “Waiver”) is effective as of the 7 day of February, 2018, by and between Valencia Web Technology S.L., B-97183354, a Spanish limited liability company or Sociedad de Responsabilidad Limitada having an address of Calle Benimar 21 bj Derecha, 46980 Paterna, Valencia, Spain (the “Seller”), and Cannabis Business Solutions Inc, a Nevada corporation having an address of 3571 E. Sunset Road, Suite 420, Las Vegas, Nevada, 89120 (the “Buyer”).

WHEREAS, the market price of the common stock of the Buyer’s parent company, Freedom Leaf Inc. (“FRLF”), has significantly increased since April of 2017, and Seller desires to waive the right to additional shares of FRLF common stock pursuant to the True-Up provisions in Section 2.1 of the Asset Purchase Agreement between the parties dated April of 2017 (the “Purchase Agreement”);

NOW THEREFORE, for the payment of $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller hereby agrees as follows:

The Seller expressly waives any right to additional shares of FRLF common stock pursuant to Section 2.1 of the Purchase Agreement and forever releases and discharges Buyer and FRLF from all liability relating to any such additional shares.

This Waiver is binding on and shall inure to the benefit of the Seller and its respective successors and assigns.

THE SELLER:

Valencia Web Technology S.L.

/s/ Castro Lopez Izquierdo

Name: Casto Lopez Izquierdo

Title: Administrator and Shareholder

DATE: 7 February 2018

ACKNOWLEDGED BY THE BUYER:

Cannabis Business Solutions Inc.

/s/ Clifford Perry

Name: Clifford Perry

Title: President

DATE: 2/7/2018